                                                                     EXHIBIT 3.1


                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                              BUSINESS@WEB, INC.


     Business@Web, Inc. (the "Corporation"), originally incorporated under the name Object Power, Incorporated by original Certificate of Incorporation filed with the office of the Secretary of State of the State of Delaware on January 19, 1994, as amended, and currently organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that the Board of Directors of the Corporation, by unanimous written consent in lieu of a meeting, has duly adopted a resolution, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amended and restated Certificate of Incorporation of the Corporation and declaring said amendment and restatement to be advisable. The stockholders of the Corporation have duly approved said amendment and restatement by the required vote of such stockholders, adopted by a written action in lieu of a meeting of such stockholders, all in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, and written notice of the taking of such action was given promptly to those stockholders who have not consented in writing, as required by Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation, as amended and restated in its entirety, is as follows:



     FIRST:   The name of the Corporation is Business@Web, Inc.

     SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is thirty-three million (33,000,000) shares, thirty million (30,000,000) of which shall be Common Stock, par value $.001 per share ("Common Stock"), and three million (3,000,000) of which shall be Preferred Stock, par value $1.00 per share ("Preferred Stock"). Of the authorized Preferred Stock, one million four hundred thirty-one thousand four hundred twelve (1,431,412) shares shall be designated Series B Convertible Preferred Stock and one million five hundred sixty-eight thousand five hundred eighty-eight (1,568,588) shares shall be undesignated. All shares of the series of Preferred Stock designated Series A Preferred Stock issued and outstanding prior to the filing of this Restated Certificate of Incorporation have been surrendered for conversion into Common Stock and retired, and the series of Preferred Stock designated as Series A Preferred Stock is hereby cancelled and eliminated from the shares which the Corporation is authorized to issue. Descriptions of the undesignated Preferred Stock, the Series B Convertible Preferred Stock and the Common Stock are as follows:

                              I.  PREFERRED STOCK


Description of Undesignated Preferred Stock.
- -------------------------------------------

     1.   Issuance of Preferred Stock in Classes or Series.  The undesignated
          ------------------------------------------------
Preferred Stock of the Corporation may be issued in one or more classes or series at such time or times and for such consideration as the Board of Directors of the Corporation may determine. Each class or series shall be so designated as to distinguish the shares thereof from the shares of all other classes and series. Except as to the relative preferences, powers, dividends, qualifications, rights and privileges referred to in the next paragraph below, in respect of any or all of which there may be variations between different classes or series of Preferred Stock, all shares of Preferred Stock shall be identical. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes unless otherwise specifically set forth herein.

     2.   Authority to Establish Variations Between Classes or Series of
          --------------------------------------------------------------
Preferred Stock.  The Board of Directors of the Corporation is expressly
- ---------------
authorized, by a vote of a majority of the members of the Board of Directors then in office, subject to the limitations prescribed by law and the provisions of this Certificate of Incorporation, to provide by adopting a vote or votes, a Certificate of Designation of which shall be filed in accordance with the General Corporation Law of the State of Delaware, for the issue of the undesignated Preferred Stock in one or more classes or series, each with such designations, preferences, voting powers, dividends, qualifications, special or relative rights and privileges as shall be stated in the Certificate of Designation and the resolutions of the Board of Directors creating such class or series.


Description of Series B Convertible Preferred Stock.
- ---------------------------------------------------

     1. Liquidation Rights.
        ------------------

          (a)  Treatment at Liquidation, Dissolution or Winding Up.
               ---------------------------------------------------

               (i) Except as otherwise provided in Section 1(b) below, in the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, the holders of Series B Convertible Preferred Stock shall be entitled to be paid first out of the assets of the corporation available for distribution to holders of the corporation's capital stock of all classes, before payment or distribution of any of such assets to the holders of any other class or series of the corporation's capital stock designated to be junior to the Series B Convertible Preferred Stock, an amount equal to $5.54 per share of Series B Convertible Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series B Convertible Preferred Stock and, as so adjusted from time to time, is hereinafter referred to as the "Base Liquidation Price") plus all dividends thereon accrued but unpaid, to and including the date full payment shall be tendered to the holders of Series B Convertible Preferred Stock with respect to such liquidation, dissolution or winding up.

               (ii) Following payment in full to the holders of Series B Convertible Preferred Stock of all amounts distributable to them under Section 1(a)(i) hereof, the remaining assets of the corporation available for distribution to holders of the corporation's capital stock shall be distributed among the holders of the Common Stock and the holders of the Series B Convertible Preferred Stock on a share for share basis, with each holder of a share of Series B Convertible Preferred Stock receiving the amount that would have been payable to the holder of such share had all shares of Series B Convertible Preferred Stock been converted to Common Stock pursuant to Section 2(a) hereof immediately following payment in full to the holders of Series B Convertible Preferred Stock of all amounts distributable to them under Section 1(a)(i) hereof.

               (iii) If the assets of the corporation shall be insufficient to permit the payment in full to the holders of Series B Convertible Preferred Stock of all amounts distributable to them under Section 1(a)(i) hereof, then the entire assets of the corporation available for such distribution shall be distributed ratably among the holders of Series B Convertible Preferred Stock.

          (b)  Treatment of Reorganizations, Consolidations, Mergers and Sales
               ---------------------------------------------------------------
of Assets.  A consolidation or merger of the corporation, or a sale of all or
- ---------
substantially all of the assets of the corporation (other than a merger, consolidation or sale of all or substantially all of the assets of the corporation in a transaction in which the shareholders of the corporation immediately prior to the transaction possess more than 50% of the voting securities of the surviving entity (or parent, if any) immediately after the transaction) shall be regarded as a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this Section 1.

          (c)  Distributions Other than Cash. Whenever the distribution provided
               -----------------------------
for in this Section 1 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the corporation.

     2. Conversion.  The holders of Series B Convertible Preferred Stock shall
        ----------
have conversion rights as follows (the "Conversion Rights"):

          (a)  Right to Convert; Conversion Price.  Each share of Series B
               ----------------------------------
Convertible Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Series B Convertible Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.54 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Conversion Price for purposes of calculating the number of shares of Common Stock deliverable upon conversion without the payment of any additional consideration by the holder of Series B Convertible Preferred Stock (the "Conversion Price") shall initially be $5.54. Such initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which Series B Convertible Preferred Stock is convertible, as hereinafter provided.

          (b)  Mechanics of Conversion.  Before any holder of Series B
               -----------------------
Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series B Convertible Preferred Stock, and shall give written notice to the corporation at such office that such holder elects to convert the same and shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. No fractional shares of Common Stock shall be issued upon conversion of any shares of Series B Convertible Preferred Stock. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Convertible Preferred Stock, or to such holder's nominee or nominees, a-certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (c)  Automatic Conversion.
               --------------------

               (i) Each share of Series B Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price (subject to adjustment as provided in Section 2(c)(iii)) upon:

               (A) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public at an initial public offering price per share of not less than $8.25 (adjusted proportionately to give effect to any stock dividend, stock distribution or subdivision or any combination or consolidation of Common Stock) and with gross proceeds of not less than $15,000,000 (a "Qualified IPO") or

               (B) the written election of the holders of not less than a majority of the then outstanding shares of Series B Convertible Preferred Stock to require such mandatory conversion.

               (ii) Upon the occurrence of an event specified in Section 2(c)(i) hereof, all shares of Series B Convertible Preferred Stock shall be converted automatically without any further action by any holder of such shares and whether or not the certificate or certificates representing such shares are surrendered to the corporation or the transfer agent for the Series B Convertible Preferred Stock; provided, however, that the corporation shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificate or certificates evidencing such shares of Series B Convertible Preferred Stock being converted are either delivered to the corporation or the transfer agent of the Series B Convertible Preferred Stock, or the holder notifies the corporation or such transfer agent that such certificate or certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection therewith and, if the corporation so elects, provides an appropriate indemnity bond. Upon the automatic conversion of Series B Convertible Preferred Stock, each holder of Series B Convertible Preferred Stock shall surrender the certificate or certificates representing such holder's shares of Series B Convertible Preferred Stock at the office of the corporation or of the transfer agent for the Series B Convertible Preferred Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in such holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Convertible Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. No fractional shares of Common Stock shall be issued upon the automatic conversion of Series B Convertible Preferred Stock. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

          (iii) In the event of the automatic conversion of shares of Series B Convertible Preferred Stock into shares of Common Stock, pursuant to Section 2(c)(i)(A), upon the occurrence of a Qualified IPO in which the initial offering price per share of Common Stock is less than $10.25 (the "Adjustment Trigger Price"), the Conversion Price in effect immediately prior to the closing of the Qualified IPO shall be adjusted automatically to the greater of (A) the price determined by dividing (i) the initial offering price per share of Common Stock in the Qualified IPO by (ii) 1.85 (the "IPO Adjusted Conversion Price") or (B) $4.46 (the "Adjustment Floor Price"); provided, however, that there shall be no adjustment of the Conversion Price pursuant to the foregoing clause if the Conversion Price resulting from adjustment would be higher than the Conversion Price in effect immediately prior to the closing of the Qualified IPO. If, prior to the Qualified IPO, the Conversion Price shall have been adjusted pursuant to
Section 2(d)(vi)(A) in the event of a stock dividend, stock distribution or subdivision or pursuant to Section 2(d)(vi)(B) in the event of a combination or consolidation of Common Stock, the Adjustment Trigger Price, the Adjustment Floor Price and the IPO Adjusted Conversion Price shall be decreased or increased proportionately to give effect to such stock dividend, stock distribution or subdivision or such combination or consolidation.

          (d)  Adjustments to Conversion Price for Diluting Issues.
               -------------------------------------------- ------

               (i)  Special Definitions.  For purposes of this Section 2(d), the
                    -------------------
following definitions shall apply:

                    (A)  "Option" shall mean rights, options or warrants to
                         --------
     subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                    (B)  "Original Issue Date" shall mean the date on which a
                         ---------------------
     share of Series B Convertible Preferred Stock was first issued.

                    (C)  "Convertible Securities" shall mean any evidences of
                         ------------------------
     indebtedness, shares (other than Common Stock and Series B Convertible Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                    (D)  "Additional Shares of Common Stock" shall mean all
                         -----------------------------------
     shares of Common Stock issued (or, pursuant to Section 2(d)(iii), deemed to be issued) by the corporation after the Original Issue Date, other than the following (collectively, "Excluded Shares"):

                         (I) shares of Common Stock issued or issuable upon conversion of shares of Series B Convertible Preferred Stock; or

                         (II) shares of Common Stock issued or issuable upon exercise or conversion of Options or Convertible Securities outstanding on the Original Issue Date; or

                         (III) shares of Common Stock issued or issuable to officers, employees or directors of, or consultants to, the corporation pursuant to a stock purchase or option plan or other employee stock bonus arrangement (collectively, the "Plans") approved by the Board of Directors; provided, however, that shares of Common Stock issued or deemed issued to a director of the corporation pursuant to options or other purchase rights granted after the Original Issue Date shall be Excluded Shares only if granted at the time of, or in connection with, such director's initial election to the Board of Directors; or

                         (IV) shares of Common Stock issued or issuable pursuant to warrants issued in connection with the establishment of credit facilities for the corporation (including, without limitation, in connection with equipment leasing arrangements); or

                         (V) shares of Common Stock or Convertible Securities issued with the written consent of the holders of not less than a majority of the outstanding shares of Series B Convertible Preferred Stock.

          (ii)  No Adjustment of Conversion Price.  No adjustment in the number
                ---------------------------------
of shares of Common Stock into which a share of Series B Convertible Preferred Stock is convertible shall be made, by adjustment in the Conversion Price in respect of the issuance of Additional Shares of Common Stock or otherwise: (i) unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less than the Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock or, (ii) if prior to such issuance, the corporation receives written notice from the holders of a majority of the then outstanding shares of Series B Convertible Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

          (iii) Issue of Securities Deemed Issue of Additional Shares of Common
                ---------------------------------------------------------------
Stock.
- -----

               (A)  Options and Convertible Securities.  In the event the
                    ----------------------------------
     corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 2(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (I) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (II) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                    (III) upon the expiration of any such options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                    (a) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange; and

                    (b) in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation (determined pursuant to Section 2(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (IV) no readjustment pursuant to clause (II) or (III) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                    (V) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (III) above; and

                    (VI) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 2(d)(iii) as of the actual date of their issuance.

               (B)  Stock Dividends, Stock Distributions and Subdivisions.  In
                    -----------------------------------------------------
     the event the corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

                    (I) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                    (II) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which corporate action becomes effective.

          If such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefor, the adjustment previously made for the Conversion price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 2(d)(iii) as of the time of actual payment of such dividend.

          (iv)  Adjustment of Conversion Price Upon Issuance of Additional
                ----------------------------------------------------------
Shares of Common Stock.
- ----------------------

               (A) In the event the corporation shall issue Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Section 2(d)(iii) but excluding Additional Shares of Common Stock deemed to be issued pursuant to Section 2(d)(iii)(B), which event is dealt with in Section 2(d)(vi) hereof), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to such issue plus
     (II) the number of shares of Common Stock which the aggregate consideration received or deemed to have been received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to such issue plus
     (II) the number of Additional Shares of Common Stock so issued or deemed to be issued.

               (B) For the purposes of Section 2(d)(iv)(A) hereof, (i) all shares of Common Stock issuable upon conversion of shares of Series B Convertible Preferred Stock, and upon exercise of options or conversion or exchange of Convertible Securities which are part of the Excluded Shares, outstanding immediately prior to any issue of Additional Shares of Common Stock, or any event with respect to which Additional Shares of Common Stock shall be deemed to be issued, shall be deemed to be outstanding; and (ii) immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 2(d)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

               (C) Notwithstanding anything to the contrary contained herein, the applicable Conversion Price in effect at the time Additional Shares of Common Stock are issued or deemed to be issued shall not be reduced pursuant to Section 2(d)(iv)(A) hereof at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

          (v)  Determination of Consideration.  For purposes of this Section
               ------------------------------
2(d), the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

               (A)  Cash and Property.  Such consideration shall:
                    -----------------

                    (I) insofar as it consists of cash, be computed at the aggregate amounts of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                    (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                    (III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and
          (II) above, as determined in good faith by the Board of Directors.

               (B)  Options and Convertible Securities.  The consideration per
                    ----------------------------------
     share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 2(d)(iii)(A), relating to Options and Convertible Securities, shall be determined by dividing (I) the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Con vertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (vi)  Adjustment for Dividends, Distributions, Subdivisions,
                ------------------------------------------------------
Combinations or Consolidations of Common Stock.
- ----------------------------------------------

               (A)  Stock Dividends, Distributions or Subdivisions. In the event
                    ----------------------------------------------
     the corporation shall issue Additional Shares of Common Stock pursuant to
     Section 2(d)(iii)(B) in a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

               (B)  Combinations or Consolidations. In the event the outstanding
                    ------------------------------
     shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          (e)  No Impairment.  The corporation shall not, by amendment of its
               -------------
Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but shall at all times in good faith assist in the carrying out of all the provisions of this
Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series B Convertible Preferred Stock against impairment.

          (f)  Certificate as to Adjustments.  Upon the occurrence of each
               -----------------------------
adjustment or readjustment of the Conversion Price pursuant to this Section 2, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Series B Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any affected holder of Series B Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon conversion of each share of Series B Convertible Preferred Stock.

          (g)  Notices of Record Date.  In the event of any taking by the
               ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the corporation shall mail to each holder of Series B Convertible Preferred Stock at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

          (h)  Common Stock Reserved.  The corporation shall reserve and keep
               ---------------------
available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all con vertible Series B Convertible Preferred Stock.

          (i)  Certain Taxes.. The corporation shall pay any issue or transfer
               --------------
taxes payable in connection with the conversion of any shares of Series B Convertible Preferred Stock; provided, however, that the corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of such Series B Convertible Preferred Stock.

          (j)  Closing of Books.  The corporation shall at no time close its
               ----------------
transfer books against the transfer of any Series B Convertible Preferred Stock, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Convertible Preferred Stock, in any manner which interferes with the timely conversion or transfer of such Series B Convertible Preferred Stock.

     3.  Voting Rights.
         -------------

          Except as otherwise provided herein or required by law or by the provisions establishing any other series of Preferred Stock, the holders of Common Stock and the holders of Series B Convertible Preferred Stock shall be entitled to notice of any stockholders' meeting and shall vote as one class upon any matter submitted to the stockholders for a vote, on the following basis:

               (i) Holders of Common Stock shall have one vote per share of Common Stock held by them; and

               (ii) Holders of Series B Convertible Preferred Stock shall have that number of votes per share of Series B Convertible Preferred Stock as is equal to the number of shares of Common Stock into which each such share of Series B Convertible Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting.

     4. Dividend Rights.
        ---------------

          (a) From and after the Original Issue Date, dividends shall accrue on each share of the Series B Convertible Preferred Stock, whether or not funds are legally available therefor and whether or not declared by the Board of Directors, in the amount per annum of $0.3324 per share of Series B Convertible Preferred Stock (the "Series B Dividends"). From time to time the Board of Directors of the corporation may declare and pay dividends or distributions on shares of the Common Stock or on any other class or series of capital stock of the corporation, but only if all accrued Series B Dividends shall have been paid in full prior to the date of any such declaration, payment or distribution.

          (b) In the event the Board of Directors of the corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock (other than a dividend payable entirely in shares of the Common Stock of the corporation), the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of the Series B Convertible Preferred Stock, payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of Series B Convertible Preferred Stock, as would have been payable on the largest number of whole shares of Common Stock into which each share of Series B Convertible Preferred Stock held by each holder thereof if such Series B Convertible Preferred Stock had been converted to Common Stock pursuant to the provisions of Section 2 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends; and

          (c) In the event the Board of Directors of the corporation shall declare a dividend payable upon any class or series of capital stock of the corporation other than Common Stock, the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of Series B Convertible Preferred Stock, payable at the same time as such dividend on such other class or series of capital stock in an amount equal to (i) in the case of any series or class convertible into Common Stock, that dividend per share of Series B Convertible Preferred Stock, as would equal the dividend payable on such other class or series determined as if all such shares of such class or series had been converted to Common Stock and all shares of Series B Convertible Preferred Stock have been converted to Common Stock on the record date for the determination of holders entitled to receive such dividend or (ii) if such class or series of Capital Stock is not convertible into Common Stock, at a rate per share of Series B Convertible Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by the Base Liquidation Price then in effect.

     5.  Redemption.
         ----------

          (a) At the written request, made on or after December 31, 2002, of the holders of a majority of the then-outstanding shares of Series B Convertible Preferred Stock, the corporation shall on March 31 in each of the three (3) years immediately following the date of such request (each, a "Redemption Date"), call for redemption in accordance with Section 5(b) hereof and shall redeem for the applicable Redemption Amount (as hereinafter defined) from each holder of Series B Convertible Preferred Stock such number of shares of Series B Convertible Preferred Stock as shall be equal to thirty-three and one third percent (33 1/3%) of all of the shares of Series B Convertible Preferred Stock held by such holder on the Redemption Date. For the purposes of this Section 5, the term "Redemption Amount" means, for each share of Series B Convertible Preferred Stock to be redeemed, the sum of (i) the Base Liquidation Price plus
(ii) an amount equal to any dividends accrued and unpaid thereon at the time of such redemption.

          (b) Call for redemption shall be made by the corporation by notice sent by first class mail, postage prepaid, to each holder of record of Series B Convertible Preferred Stock to be redeemed, not less than thirty (30) days nor more than sixty (60) days prior to the Redemption Date set forth therein, at such holder's address as it appears on the books of the corporation. Such notice shall set forth (i) the Redemption Date and the place of redemption, (ii) the number of shares to be redeemed (in accordance with Section 5(a) hereof) and
(iii) the Redemption Amount per share and the aggregate Redemption Amount to be paid with respect to the shares to be redeemed. The corporation shall be obligated to redeem shares of Series B Convertible Preferred Stock in accordance with Section 5(a) hereof whether or not any notice of redemption is given as required herein. If, before the close of business on the relevant Redemption Date, any holder of record of Series B Convertible Preferred Stock shall have surrendered any shares of Series B Convertible Preferred Stock for conversion pursuant to Section 2(a) hereof, the corporation shall credit against the number of shares of Series B Convertible Preferred Stock otherwise required to be redeemed from such holder, and shall not redeem the number of shares of Series B Convertible Preferred Stock which had been converted by such holder on or before such Redemption Date and which had not previously been credited against any redemption.

          (c) If, on or before any Redemption Date, the funds necessary for such redemption shall have been set aside by the corporation and deposited with a bank or trust company in trust for the pro rata benefit of the holders of Series B Convertible Preferred Stock to be redeemed pursuant to Section 5(a) hereof, then, notwithstanding that any certificates for such shares of Series B Convertible Preferred Stock to be redeemed shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding from and after the Redemption Date, and all rights of holders of such shares shall forthwith, after the Redemption Date, cease and terminate, excepting only the right to receive the full redemption funds therefor to which they are entitled. Any interest accrued on funds so deposited and unclaimed by stockholders entitled thereto shall be paid to such stockholders at the time their respective shares are redeemed or to the corporation at the time unclaimed amounts are paid to it. In case the holders of Series B Convertible Preferred Stock to be redeemed pursuant to Section 5(a) hereof shall not, within five (5) years after the Redemption Date, claim the amounts so deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the corporation for the payment thereof. Any funds so deposited with a bank or trust company which shall not be required for such redemption by reason of the exercise subsequent to the date of such deposit, of the right of conversion of any shares, or otherwise, shall be returned to the corporation forthwith.

          (d) If the funds of the corporation legally available for redemption of shares of Series B Convertible Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Series B Convertible Preferred Stock required to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of whole shares of Series B Convertible Preferred Stock pro rata from among all holders of Series B Convertible Preferred Stock on the basis of the aggregate number of shares of Series B Convertible Preferred Stock held by each such holder on the Redemption Date. The shares of Series B Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of such shares of Series B Convertible Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available.

          (e) If the corporation for any reason fails to redeem any shares of Series B Convertible Preferred Stock in accordance with Section 5(a) hereof on or prior to the Redemption Date specified therein, then from and after such Redemption Date until such time as the Redemption Amount for such shares of Series B Convertible Preferred Stock has been paid in full, notwithstanding anything to the contrary contained in this Certificate of Incorporation, the corporation may not incur any indebtedness for money borrowed (unless the proceeds of such incurrence of indebtedness are used to make all overdue redemptions) or borrow or reborrow any amounts under any lines of credit which it may then have outstanding without the prior written consent of the holders of not less than a majority of the then outstanding shares of Series B Convertible Preferred Stock; provided, however, that the corporation may incur indebtedness for money borrowed or borrow or reborrow any amounts under any outstanding lines of credit without the aforesaid approval if (i) the proceeds of such borrowing are intended to be, and are in fact, used to pay obligations of the corporation arising in the ordinary course of business as they become due and payable or otherwise to maintain the operations of the corporation at the then current level and not to expand the operations of the corporation in any respect, whether through expansion or enhancement of, or addition to, the corporation's then current product line, facilities, equipment, other capital assets or workforce, or otherwise, (ii) the corporation provides prior written notice of such borrowing to all holders of Series B Convertible Preferred Stock, which notice shall include a statement of the intended use of the proceeds of such borrowing and (iii) promptly upon request therefor, the corporation shall provide to any holder of Series B Convertible Preferred Stock a certificate signed by the President and Chief Financial Officer of the corporation certifying as to the allocation and use of the proceeds of any such borrowing; and

          (f) If the corporation for any reason fails to redeem any shares of Series B Convertible Preferred Stock in accordance with Section 5(a) hereof on or prior to the Redemption Date specified therein, then from and after such Redemption Date until such time as the Redemption Amount for such shares of Series B Convertible Preferred Stock has been paid in full, notwithstanding anything to the contrary contained in this Certificate of Incorporation, the holders of Series B Convertible Preferred Stock, voting as a separate class and not with the holders of Common Stock, shall be entitled to elect to the Board of Directors the smallest number of directors which shall constitute a majority of the authorized number of directors, and the holders of Common Stock, voting as a separate class, shall be entitled to elect the remaining members of the Board of Directors. Whenever under the provisions of the preceding sentence the right shall have accrued to the holders of Series B Convertible Preferred Stock as a class to elect directors of the corporation, the Board of Directors shall promptly call (and in the event the Board of Directors fails to call, the holders of at least twenty percent (20%) in voting power of the outstanding shares of Series B Convertible Preferred Stock may call) a special meeting of stockholders for the election of directors. Upon the election by the holders of the Series B Convertible Preferred Stock of the directors they are entitled to elect as provided in this Section 5(f), the terms of office of all persons who were previously members of the Board of Directors shall immediately terminate, whether or not the holders of Common Stock shall have elected the remaining members of the Board of Directors. In the case of any vacancy of office occurring among the directors elected by the holders of Series B Convertible Preferred Stock, the remaining directors elected by the holders of Series B Convertible Preferred Stock, by affirmative vote of a majority thereof, may elect a successor to hold office for the unexpired term of the director whose place shall be vacant; in the case of any vacancy of office occurring among the directors elected by the holders of Common Stock, the remaining directors elected by the holders of Common Stock, by affirmative vote of a majority thereof, may elect a successor to hold office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected by the holders of Series B Convertible Preferred Stock (or by directors elected by the holders of Series B Convertible Preferred Stock) may be removed during his term of office by, and only by, the affirmative vote of the holders of the then outstanding shares of Series B Convertible Preferred Stock; any director who shall have been elected by the holders of Common Stock (or by directors elected by the holders of Common Stock) may be removed during his term of office by, and only by, the affirmative vote of the holders of the then outstanding shares of Common Stock. If and when the delinquent Redemption Amount shall have been paid in full, the holders of Series B Convertible Preferred Stock shall be immediately divested of the special voting rights set forth in this Section 5(f), but always subject to the reinstatement of such voting rights in case of similar future delinquency; upon the termination of such voting rights, the Board of Directors shall call (and in the event the Board of Directors fails to call, the holders of at least twenty percent (20%) in voting power of the outstanding shares of Common Stock may call) a special meeting of stockholders at which all directors shall be elected in accordance with

Section 3, above, and the terms of office of all persons who are then directors of the corporation shall terminate immediately upon the election of their successors.

     6. Covenants
        ---------

          (a) So long as at least twenty-five percent (25%) of the number of shares of Series B Convertible Preferred Stock outstanding on the Original Issue Date shall be outstanding, the corporation shall not, without first having provided the written notice of such proposed action to each holder of outstanding shares of Series B Convertible Preferred Stock required by Section 6(b) hereof and having obtained the affirmative vote or written consent of the holders of a majority of such outstanding shares of Series B Convertible Preferred Stock:

               (i) amend, alter or repeal any provision of, or add any provision to, the corporation's Certificate of Incorporation or by-laws, if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Convertible Preferred Stock;

               (ii) reclassify any Common Stock or Preferred Stock into shares having any preference or priority as to assets superior to or on a parity with any such preference or priority of the Series B Convertible Preferred Stock;

               (iii) create, authorize or issue any additional shares of Series B Convertible Preferred Stock or any other class or classes of stock or series of Common Stock or Preferred Stock or any security convertible into or evidencing the right to purchase shares of any class or series of Common Stock or Preferred Stock or any capital stock of the corporation senior to or on a parity with the Series B Convertible Preferred Stock; or

               (iv) apply any of its assets to the redemption, retirement, purchase or other acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of Common Stock except at their original purchase price of shares of Common Stock from officers, employees or directors of, or consultants to, the corporation upon termination of their status as such pursuant to agreements containing vesting and/or repurchase provisions approved by the Board of Directors of the corporation.

          (b) Notwithstanding any other provision of this Certificate of Incorporation or the corporation's by-laws to the contrary, notice of any action specified in Section 6(a) hereof shall be given by the corporation to each holder of shares of Series B Convertible Preferred Stock by first class mail, postage prepaid, addressed to such holder at the last address of such holder as shown by the records of the corporation, at least thirty (30) days before the date on which the books of the corporation shall close or a record shall be taken with respect to such proposed action, or, if there shall be no such date, at least thirty (30) days before the date when such proposed action is scheduled to take place. Any holder of outstanding shares of Series B Convertible Preferred Stock may waive any notice required by this Section 6(b) by a written document indicating such waiver.

     7. No Reissuance of Series B Convertible Preferred Stock.  No share or
        ----------------------------------------------- -----
shares of Series B Convertible Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the corporation shall be authorized to issue.

     8. Residual Rights.  All rights accruing to the outstanding shares of the
        ---------------
corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.



                              II.   COMMON STOCK

Description of Common Stock
- ---------------------------

     1.   Voting Rights.  Each holder of record of Common Stock shall be
          -------------
entitled to one vote for each share of Common Stock standing in such holder's name on the books of the Corporation. Except as otherwise required by law or this Article FOURTH of this Restated Certificate of Incorporation, the holders of Common Stock and the holders of Preferred Stock shall vote together as a single class on all matters submitted to stockholders for a vote (including any action by written consent).

     2.   Dividends.  Subject to provisions of law and this Article FOURTH of
          ---------
this Restated Certificate of Incorporation, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in their sole discretion.

     3.   Liquidation.  Upon any liquidation, dissolution or winding up of the
          -----------
Corporation, whether voluntary or involuntary, after the payment or provisions for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of the Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

     FIFTH:    The Corporation is to have perpetual existence.

     SIXTH:    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

          A. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

          B. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

          C. The books of the Corporation may be kept at such place within or without the State of Delaware as the by-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

     SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     EIGHTH:   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (to the extent provided by applicable law) for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or any amendment or successor provisions thereto, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     NINTH. The Corporation shall indemnify each person who at any time is, or shall have been, a director or officer of the Corporation, and is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the maximum extent permitted by the General Corporation Law of Delaware. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any by-law, agreement, vote of directors or stockholders or otherwise.

     TENTH:    The Corporation reserves the right to amend or repeal any
provision of this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

     IN WITNESS WHEREOF, the undersigned, being the President and Secretary, respectively, of Business@Web, Inc., declaring and certifying, under penalties of perjury, that this is the act and deed of the Corporation and that the facts stated herein are true, have hereunto set their hands as their free act and deed this 6th day of March, 1996.




                                         /s/ James G. Nondorf
                                         ---------------------------
                                         James G. Nondorf, President



/s/ William E. Kelly
- ---------------------------
William E. Kelly, Secretary